Exhibit 6.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONSIGNMENT AGREEMENT

THIS AGREEMENT made and entered into this 20th day of May, 2022, by and between MASTERWORKS GALLERY, LLC (the “Agent”), acting as agent for MASTERWORKS CAYMAN, SPC on behalf of its 007 SEGREGATED PORTFOLIO (the “Consignor”) with an address at 225 Liberty Street, 29th Floor, New York, NY 10281, and [***] (the “Consignee”).

W I T N E S S E T H :

WHEREAS, the Consignor is the owner of the work of art listed on Schedule A attached hereto (the “Work”); and

WHEREAS, the Consignee is engaged in the business of the sale of works of art; and

WHEREAS, the Consignor wishes to consign the Work to the Consignee for sale, and the Consignee wishes to have the Work consigned to it for sale.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Exclusive Consignment; Consignment Period

The Consignor hereby agrees to consign the Work to the Consignee for the purposes of its sale, and the Consignee hereby accepts such consignment (the “Consignment”). The period of the Consignment shall be from May 20, 2022 to July 9, 2022 (as may be extended from time to time by the written agreement of the Consignor and the Consignee, the “Consignment Period”). During the Consignment Period, the Consignee shall act as the Consignor’s exclusive sales representative for the sale of the Work and will not consign the Work to any third party. For the avoidance of doubt, during the Consignment Period, the Consignor agrees not to sell or consign the Work other than through the Consignee.

2. Location of the Consignment

The Work will be consigned to and physically located at the Consignee’s gallery located at [***] until it is transported to the art fair booth of the Consignee or one of the Consignee’s affiliates as the Consignee may determine at [***] (collectively, the “Location”).

3. Insurance

The Consignee agrees to arrange, pay for and provide, at its cost, all risk fine art insurance coverage on a wall to wall basis using the Consignee’s general fine arts insurance policy including static risks and transit worldwide and full terrorism. All policies must be primary and non-contributory. The Work will be insured for the value stated on Schedule A as the “Insurance Value” from the time the Work is released by the Consignor for packing and/or pick up by the Consignee’s vendors until such time as the Work has been sold and the Consignor has been paid the monies to which he, she or it is entitled under Section 7b in full, or the Work has been returned to the Consignor in accordance with Section 6. The Consignor and the Consignee agree that all claims, whether for full or partial damage, will be based on the Insurance Value, and that the Consignee shall be liable only up to such Insurance Value (and only to the extent of the Consignee’s insurance coverage). The Consignee agrees to provide the Consignor with a Certificate of Insurance evidencing such insurance coverage for the Work and naming the Consignor as additional insured and loss payee. The Consignee agrees to enable the Consignor at his, her or its option to submit and pursue a claim directly with the Consignee’s insurer.

4. Shipping; Expenses

The Consignee agrees to arrange and pay for all costs and expenses in connection with the packing, crating and shipping, including any applicable customs, import and export duties, for the Work from its present location to the Location; and if the Work remains unsold at the end of the Consignment Period, the Consignee will arrange and pay for all costs in connection with packing and shipping the Work from the Location to the location specified in accordance with the second sentence of Section 6. In addition to paying for packing, crating, shipping and insurance expenses in accordance with Section 3 and this Section 4, the Consignee will be responsible for paying any other direct cost incurred by it in connection with the Consignment, except as otherwise agreed in writing by the Consignor and the Consignee.

5. Care, Preservation, and Exhibition

a. The Consignee will treat the Work with the same care it generally gives to comparable blue-chip, fine art property of other consignors. Commercially reasonable precautions will be taken to protect the Work from fire, theft, mishandling, dirt, and insects, and from extremes of light, temperature, and humidity at all times during the Consignment Period, whether while in the Consignee’s custody or while in the custody of any agent of the Consignee.

b. Any damage to the Work, regardless of who may be responsible, will be reported to the Consignor and to the Consignee’s insurer promptly after the Consignee obtains actual knowledge of such damage.

c. The Consignee will not perform any conservation on the Work, or frame or re-frame the Work, without the specific prior written consent of the Consignor.

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6. Return of the Work

Unless otherwise agreed in writing, the Consignment will terminate at the end of the Consignment Period. If the Work remains unsold at the end of the Consignment Period, the Work will be returned to the Consignor within ten (10) business days thereof. The Work will be returned only to the location from which the Work was shipped to the Consignee or to an alternative location mutually agreed upon in writing by the Consignor and the Consignee.

7. Sale and Consignee Commission

a. The Consignee shall use its commercially reasonable efforts to sell the Work during the Consignment Period to a buyer (the “Buyer”), and the Consignor hereby authorizes the Consignee to sell the Work on the terms and conditions set forth herein.

b. In the event the Consignee sells the Work during the Consignment Period, the Consignor acknowledges and agrees that the Consignee shall receive the purchase price for the Work agreed between the Consignee and the Buyer (the “Purchase Price”), together with an amount equal to any and all taxes and royalties in respect of which the Consignee has a statutory obligation to collect and/or pay. After receipt of the payment of the Purchase Price in full (together with any and all corresponding taxes and royalties), the Consignee shall pay to the Consignor the net price as indicated on Schedule A as the “Net Price to Consignor,” and the Consignee shall be entitled to receive, as its commission for the sale of the Work, up to [***] of the Purchase Price, subject to the Consignor’s receipt from the Consignee of the greater of (i) the remaining [***] of the Purchase Price, and (ii) the Net Price to Consignor. If the Purchase Price collected from the Purchaser less commission is greater than the Net, the excess will be divided [***] to the Consignor and [***] to the Consignee. For the avoidance of doubt, should the Work sell to a Buyer, upon the Buyer’s payment in full, Consignor shall receive no less than the Net Price. Notwithstanding anything to the contrary in this Agreement, the Work shall not be released from the custody of the Consignee and title to the physical Work shall not pass to the Buyer until the portion of the Purchase Price to which the Consignor is entitled under this Section 7b has been received in full by, and cleared into the account of, the Consignor.

c. The Consignor agrees that the proceeds of sale paid to the Consignor will not be used by the Consignor for any illegal purpose or in connection with any criminal activity.

d. The Consignor reserves the right to request the full amount of Purchase Price, as well as a redacted copy of any bill of sale or purchase agreement.

8. Limitation of Liability

a. The parties agree that, except with respect to indemnity claims under the terms of this Agreement, in no event will either party be liable under any circumstances to the other party for special, indirect, punitive, incidental, exemplary or consequential damages or losses resulting from or arising out of the Work or this Agreement.

b. The Consignor hereby acknowledges and agrees that the Consignee shall have no liability to the Consignor arising out of (i) the Consignee’s failure to sell the Work to a Buyer during the Consignment Period, or (ii) any action or omission of the Buyer (other than at the explicit written direction of the Consignee), including, without limitation, any default by the Buyer in paying the Purchase Price in full (together with any and all corresponding taxes and royalties) to the Consignee.

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9. Consignor Representations and Warranties

a. The Consignor hereby represents and warrants to the Consignee, as of the date hereof and as of the date on which title to the physical Work is transferred to the Buyer (the “Transfer Date”), that:

i. The Consignor has full legal authority to enter into this Agreement, to make the representations and warranties contained herein, to authorize the Consignee to execute a Bill of Sale transferring the Work to the Buyer and to complete the transactions contemplated hereby.

ii. The Consignor is the sole and absolute owner of the Work, and has the authority to sell and transfer good and marketable title to the physical Work. The Work is and will, as of the Transfer Date, be free and clear of any and all liens, claims, security interests or other encumbrances held by any person other than the copyrights, reproduction rights and other intellectual property and/or moral rights retained by law or contract by the artist who created the Work (or his or her heirs and successors) (“Claims”).

iii. The Consignor does not have any knowledge of any threatened or pending Claims or any threatened or pending demands, investigations, inquiries, lawsuits (whether at law or in equity), arbitrations, other proceedings, judgments, decrees, orders or awards relating to or involving title to or any ownership interest in the Work, and the Consignor does not have any knowledge of any facts or circumstances likely to give rise to any Claims or any such demands, investigations, inquiries, lawsuits, arbitrations, other proceedings, judgments, decrees, orders or awards, or of any matter that could adversely affect the Work itself, the transactions contemplated hereby or the ability of the Consignor to enter into this Agreement or perform his, her or its obligations hereunder.

iv. The Work is authentic, that is, the Work was created by Cecily Brown and the attribution, description, and provenance of the Work as described in Schedule A are accurate and complete. The Consignor has provided the Consignee with, or notified the Consignee in writing about, all information concerning the attribution, authenticity, description, condition, provenance and exhibition of the Work in his, her or its possession or control or of which he, she or it is or aware, including, without limitation, all information that may affect Consignor’s representations and warranties under this Agreement.

v. The Consignor acquired the Work in a bona fide, arm’s length transaction.

vi. The Work has not been restored or repaired.

vii. The Work has not been used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country, or for any unlawful purpose, and the Consignor does not know, and has no reason to suspect, that the Work is, or is connected with, the proceeds of criminal activity.

viii. The Work has been lawfully exported and imported as required by the laws of any country in which it was located, transported from or through, or transported to; any and all required declarations upon the export and import of the Work have been properly made; and any and all duties and taxes on the export and import of the Work have been paid.

b. The Consignor hereby authorizes the Consignee to make the representations and warranties contained herein to the Buyer on the Consignor’s behalf. The benefits of the representations and warranties contained in this Agreement shall survive the completion of the transactions contemplated hereby for the applicable statute of limitations but shall be applicable only to, and inure to the benefit of, the Consignee and the Buyer and not to any subsequent buyer or buyers or others who have or may acquire, receive or accept any interest in or to the Work; provided that the representations and warranties contained in this Agreement relating to authenticity of the Work is for a period of four (4) years from the date of the transfer of title to the Buyer.

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c. The Consignor hereby agrees to notify the Consignee in writing immediately upon becoming aware, or upon having reason to suspect, that any of the representations and warranties in Section 9a have been breached or are or may become false.

d. The Consignor hereby agrees to indemnify the Consignee (and the Buyer) for any and all loss, damages, costs or expenses (including, without limitation, attorneys’ fees) incurred by any of them arising out or, resulting from or otherwise in connection with any breach of any of the foregoing representations and warranties.

10. Consignee Representations and Warranties.

a. The Consignee represents and warrants that in accordance with applicable laws and regulations intended to prevent money laundering or terrorist financing existing in the United States as well as the jurisdiction where the sale of the Work is transacted, it shall carry out necessary “know your customer” identification and verification checks on any buyer (including any party that would be considered the ultimate beneficial owner of the Buyer).

b. The Consignee further represents that, other than with regard to clear title and authenticity, the Work will be offered “AS IS” and it will not make any representation or warranty to a potential purchaser with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the Work, and that no statement anywhere, whether oral or written, will be deemed such a representation or warranty.

c. The Consignee hereby agrees to indemnify the Agent and the Consignor for any and all loss, damages, costs or expenses (including, without limitation, attorneys’ fees) incurred by any of them arising out or, resulting from or otherwise in connection with any breach of any of the foregoing representations and warranties.

No owner or principal of the Consignee shall, and no director of the Consignee involved in the sale of the Work shall trade or otherwise transact in any security of the Work (or of the entity owning the Work) through Masterworks or any of its affiliated entities. For the avoidance of doubt, the parties agree that the book value of the Work as recorded in the books and records of the Consignor and the value of the securities in the Work and any statements by the Consignor to the Consignor’s investors with respect to either are not based upon any statements, representations, or warranties of the Consignee.

11. Marketing.

Should Consignee photograph the Work or prepare any material for reproduction for archival, educational, press and publicity purposes, in any media, including social media, relating to the sale and or exhibition of the Work, Consignee shall provide copies of all such material to Agent in digital and print format for regulatory reporting purposes (subject to any intellectual property rights that the Consignee may have in such material). During the Consignment Period, other than as set forth in this Consignment Agreement (including the permitted use of the information set forth in Schedule A), Consignee shall not advertise the Property on any website, without prior written approval of Consignee. Consignee is permitted to show the Work to third parties who it reasonably believes may be interested in purchasing the Work. Subject to the rights of the copyright holder, Consignee may photograph the Property solely in connection with the offering of the Work in accordance with the terms herein. Should Consignee prepare any written material concerning the Work, Consignee shall provide copies of all such material to Agent in digital and print format.

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12. Miscellaneous

This Agreement represents the entire understanding of all parties hereto, supersedes any and all other and prior agreements between the parties and declares all such prior agreements between the parties null and void. The terms of this Agreement may not be modified, amended or waived, except in a writing signed by the parties. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, heirs, executors and administrators of the parties hereto. Neither party may assign or otherwise transfer this Agreement, by operation of law or otherwise (including by merger, reorganization, consolidation, change of control, or sale of all or substantially all of Consignee’s assets to which this Agreement pertains), without written consent of the other party. Any assignment or transfer of this Agreement in violation of the foregoing shall be null and void.

If a court or other body of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will remain unmodified and continue in full force and effect. A party’s failure to enforce any provision of this Agreement shall neither be construed as a waiver of the provision nor prevent the party from enforcing any other provision of this Agreement.

Without regard to the location of the Work at the time of sale, this Agreement and all matters relating to it shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. The Consignor and the Consignee agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be resolved by confidential and binding arbitration under the auspices of JAMS pursuant to its Streamlined Arbitration Rules and Procedures (the “Rules”). Any arbitration proceeding shall be held in New York, New York and conducted in the English language before a single arbitrator selected by the written agreement of the parties or, in the absence of such agreement, by JAMS in accordance with the Rules. Each party hereby unconditionally and irrevocably submits to jurisdiction in New York and venue in New York, New York and agrees that any service of process to him, her or it shall be effective if delivered by recognized courier (e.g., FEDEX, DHL) to the corresponding address set forth in the preamble to this Agreement or by any other manner approved by law. The parties expressly waive any right to a trial by jury on any claim covered by this Agreement. The arbitration proceeding shall be conducted on a strictly confidential basis, and neither the Consignor nor the Consignee shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the award in any such arbitration proceeding to any third party, except as required by law, with the sole exception of their legal counsel and third parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms, and as may otherwise be required by law or legal process (including, without limitation, to enforce an arbitration award). The determination of the arbitrator shall be conclusive and binding on the parties, and judgment on the arbitrator’s award may be entered in any court of competent jurisdiction; without limiting the foregoing, each the parties unconditionally and irrevocably agrees to waive any objection to the enforcement of the arbitration award in any jurisdiction in which he, she or it is organized, has a place of business or has assets. Except as otherwise provided by law or by the arbitrators’ award, (i) the parties will share the JAMS administrative fees and the arbitrator’s fee and expenses equally, and (ii) each party will pay its own attorneys’ fees. This paragraph shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event of a conflict between this paragraph and the Rules, this paragraph shall control.

This Agreement shall not be interpreted for or against a party because such party or such party’s legal counsel drafted such provision.

Each party hereby represents and warrants that the person executing this Agreement on its behalf has express authority to do so, and, in so doing, binds such party thereto.

Notices under this Agreement may be sent by hand, by overnight courier, by registered or certified mail, return receipt requested, or by email to the corresponding physical address set forth in the preamble to this Agreement or to the corresponding email address set forth on the signature page below, and shall be deemed given when actually received or, in the case of an email, when both a delivery receipt and a read receipt have been received by the sender.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Any such executed counterpart may be delivered by hand, by courier, by post, by fax or in pdf format by email.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals the day and year first above written.

Masterworks Gallery, LLC, acting as agent for

Masterworks Cayman SPC on behalf of its Masterworks 007 Segregated Portfolio

By:	Evan Beard
Title:	Head of Private Sales

THE CONSIGNEE: [***]

By:
Name:	[***]
Title:	[***]

The Agent hereby represents and warrants that it is authorized to sign this Agreement on behalf of the Consignor and bind the Consignor to its obligations hereunder.

Masterworks Gallery, LLC

By:	Evan Beard
Title:	Head of Private Sales

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SCHEDULE A

THE WORK

Insurance Value

$[***]

Net Price to Consignor

$[***]

CECILY BROWN

[***]

Provenance

[***]

Private collection, 1999

Private Collection, 2001

Christie’s New York, Post-War and Contemporary Art Afternoon Sale, May 17, 2018 [Lot 847]

Acquired from the above by Masterworks.

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